Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com
Terra Industries Issues Open Letter to Shareholders
SIOUX CITY, IOWA — November 18, 2009 — Terra Industries Inc. (NYSE: TRA) today issued an open letter to its shareholders.
The full text of the letter follows:
November 18, 2009
Dear Fellow Terra Shareholder:
Terra’s Annual Meeting is just two days away — and your vote is important. We urge you not to allow CF Industries to place three of its nominees on your Board to advance CF’s inadequate acquisition proposal. Please re-elect three of Terra’s highly-qualified and experienced independent directors — Martha O. Hesse, Dennis McGlone and our Chairman, Henry R. Slack, by voting your WHITE proxy card TODAY.
DON’T SUPPORT CF’S INADEQUATE PROPOSAL —
DON’T ELECT CF’S THREE NOMINEES TO YOUR BOARD
Do not let CF take control of Terra without paying full and fair value. As we have repeatedly stated, CF has had ten months to put a compelling offer on the table, yet its latest proposal continues to be inadequate, opportunistic and not in the best interests of Terra shareholders.
CF’s latest proposal of $32.00 in cash (including Terra’s $7.50 per share special cash dividend) and 0.1034 shares of CF stock is simply a low or no premium offer and in our opinion financially inadequate by any reasonable measure.
For example, CF claims that 6.7x is a multiple reflecting an appropriate change of control premium for Terra.1 Although we strongly disagree, applying this low multiple to Terra’s publicly announced 2010 EBITDA estimate of $694 million yields an implied equity value for Terra of $48.97 per share — a price that is substantially higher than what CF is offering for control of Terra.
As we have detailed in our materials, the three comparable past transactions imply an EBITDA multiple of 7.6x the $694 million 2010 EBITDA estimate, which yields a price in excess of $55 per share.

[1]	See CF Form 425 filed November 2, 2009 (page 5).

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 18, 2009
We believe it is no longer appropriate, nor is CF justified in, using a stale earlier Street $525 million 2010 EBITDA estimate as CF tries to self-servingly argue down our unaffected future stock price to support its inadequate bid.
The future outlook for 2010 is clearly much brighter for Terra today than at any time over the last 10 months since CF launched its opportunistically low bid for Terra — and we think the market and our shareholders agree with us.
Terra shareholders deserve a board that will seek to obtain an appropriate, meaningful control premium for your shares at the right time. Don’t help CF acquire Terra on the cheap.
And remember, you are going to receive very soon Terra’s previously declared $7.50 per share special cash dividend to be paid in mid-December – $750 million that is already yours which CF is including when it touts the cash component of its latest offer.
RE-ELECT TERRA’S DIRECTORS WHO ARE COMMITTED
TO SERVING THE BEST INTERESTS OF ALL TERRA SHAREHOLDERS
Your Board and management team have consistently acted in the best interests of all Terra shareholders. Over the past four years, your Board has returned to Terra shareholders more than $1 billion in the form of share buybacks and dividends, including a $7.50 per share special cash dividend which shareholders will receive in December 2009. Your Board has been vigilant in the oversight of its fiduciary duties and remains open to considering any bona fide opportunity that creates meaningful value for all Terra shareholders.
Terra is a preeminent “pure-play” nitrogen company. Our product mix, diversified agricultural and industrial customer base and geographic advantages position us to benefit from the economic recovery and the expected surge in nitrogen demand. We are confident that continued execution of Terra’s strategy will deliver greater value than CF’s inadequate proposal, which fails to appropriately value our world class assets, strategic advantages and prospects.
PROTECT THE VALUE OF YOUR INVESTMENT — VOTE TERRA’S WHITE PROXY CARD TODAY
We urge you to vote Terra’s WHITE proxy card TODAY by telephone or Internet. If you have any questions on how to vote your shares, please contact MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).
We urge you to discard any blue proxy card you may receive from CF.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 18, 2009
Thank you for your continued support.
Sincerely,

/s/ Michael L. Bennett	/s/ Henry R. Slack
Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman of the Board
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 18, 2009
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
This communication includes projected financial performance information from Terra’s 2010 financial plan. These projections are necessarily based upon a variety of estimates and assumptions, including published third-party forecasts for product selling prices and current basis-adjusted Nymex natural gas futures prices, which, though currently considered reasonable by Terra, may not be realized and are inherently subject, in addition to the specific risks identified above, to business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond Terra’s control. There can be no assurance that the assumptions made in preparing the projected financial performance information will prove accurate. Accordingly, actual results may differ materially from the results projected.
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Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 18, 2009

Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com
Larry Dennedy/Laurie Connell
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA